Exhibit 10.1
Share Exchange Agreement

Transferor:
Di Ruan                                                        ID number: 420704199205085582
Address: No. 105, Ruanjiawan, Ruanjia village, Huahu Town, Echeng District, EEzhou City, Hubei Province, China

Qiong Xiong                                               ID number: 420704199001055103
Address: Gongdianxin Village, Gucheng S Rd., Echeng District, EEzhou City, Hubei Province, China

Qiongqiong Wang                                    ID number: 410402198509245607
Address: No. 2, Xuezhuangcun, Xuezhuangziang, Xinhua District, Pingdingshan City, Henan Province, China

Wei Gong                                                   ID number: 42230219850506193X
Address: No. 15, Zhouhua Rd., Chima Harbor, Chibi City, Hubei Province, China

Feng Cheng                                                ID number: 421281198803220520
Address: No. 1229, Building 153, Quanmenkou Rd., Lushui Lake, Chibi City, Hubei Province, China

Yijie Li                                                         ID number: 130983198309122627
Address: No. 168, Zhongshan E Rd., Shiqiao E District, Shijiazhuang, Hebei Province, China

Chunfeng Zhang                                       ID number: 420583198802023427
Address: No. 708, Minyuan Rd., Hongshan District, Wuhan City, Hubei Province, China

Xiaowei Wang                                           ID number: 420704198109180358
Address: No. 317, Wuchang Blvd., Echeng District, EEzhou City, Hubei Province, China

Transferee: Shenzhen Anytone Technology Co., Ltd.
Legal Representative: Wehhe Yu
Address: No.5, Qiongyu Rd., 51 Building, Hightech Industrial Park, 5th Floor, Shenzhen, China

Shenzhen Kim Fai Solar Technology Co., Ltd. (the “Company”) was founded on December 8th, 2005. The Company’s registered capital was RMB $2.5 million (Paid-in capital: RMB $2.5 million). The Company engages in the technology development and products sales of solar application products and solar energy batteries. Di Ruan, Qiong Xiong, Qiongqiong Wang, Wei Gong, Feng Cheng, Yijie Li, Chunfeng Zhang, Xiaowei Wang (collectively, “Transferors” and individually referred to as “Transferor” below) are shareholders of the Company. All these shareholders have agreed to transfer all of their shares to transferee, Shenzhen Anytone Technology Co., Ltd.

In order to clarify the rights and obligations of transferor and transferee, the terms are set as following:

1.	Purpose

Each transferor will transfer all of his/her shares in the Company to Transferee, Shenzhen Anytone Technology Co., Ltd., of which:

Di Ruan owns 9%, Qiong Xiong owns 14%, Qiongqiong Wang owns 14%, Wei Gong owns 7%, Feng Cheng owns 14%, Yijie Li owns 14%, Chunfeng Zhang owns 14% and Xiaowei Wang owns 14%.

2.	Price and time
In consideration of the Company’s assets, debts, and operation situation by both parties, the total value of this transaction is USD$24,000,000 (Exchange rate: 6.8) (the “Purchase Price”). This total Purchase Price includes USD$ 13,000,000 in cash and the rest USD$11,000,000 will be paid in the form of equity through the issuance of restricted shares of common stock of New Energy Systems Group, the Transferee’s public parent company (the “NEWN Shares”), of which:

Di Ruan will receive USD$ 2,160,000 in total; Qiong Xiong will receive USD$ 3,360,000 in total; Qiongqiong Wang will receive USD$ 3,360,000 in total; Wei Gong will receive USD$ 1,680,000 in total; Feng Cheng will receive USD$ 3,360,000 in total; Yijie Li will receive USD$ 3,360,000 in total; Chunfeng Zhang will receive USD$ 3,360,000 in total; Xiaowei Wang will receive USD$ 3,360,000 in total.

Transferee will make two separate payments to each Transferor, as follows: Transferee will pay USD$ 13,000,000 in cash within one year after this Agreement is signed. Transferee will pay the rest USD$ 11,000,000 by issuing the NEWN Shares within 3 days after the transfer of Transferor’s shares to Transferee have been recorded with the relevant government agency. The per share purchase price of such common shares will be $5.75. The amount of cash and equity payment to be made to each Transferor is further detailed in Schedule A attached hereto.

3.	Guarantee by both parties
A.	Each Transferor guarantees that he/she is a legal shareholder of the Company with real capital investment. There is no defect which may affect the right of such Transferor’s ownership;

B.	Each Transferor guarantees that this transaction is agreed by all other shareholders of the Company and this transaction has no legal barrier;

C.	Each Transferor severally and not jointly represents and warrants as follows:

(i) The Transferor is not acquiring the NEWN Shares (as defined below) as a result of, and will not itself engage in, any “directed selling efforts” (as defined in Regulation S (“Regulations S”) promulgated by the United StatesSecurities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) in the United States in respect of the NEWN Shares which would include any activities undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for the resale of the NEWN Shares; provided, however, that the Transferor may sell or otherwise dispose of the NEWN Shares in accordance with applicable law.

(ii) The Transferor acknowledges and agrees that none of the NEWN Shares have been registered under the Securities Act and that the Company will not to register any transfer of the NEWN Shares not made pursuant to an exemption from the registration requirements of the Securities Act.

(iii)  No broker or finder was involved directly or indirectly in connection with the Transferor’s acquisition of the NEWN Shares pursuant to this Agreement. The Transferor shall indemnify the Company and hold it harmless from and against any manner of loss, liability, damage or expense, including fees and expenses of counsel, resulting from a breach of the warranty contained in this Section 3C(iii).

(iv) The Transferor understands that he/she has no registration rights with respect to the NEWN Shares.

(v) The Transferor is a resident of the People’s Republic of China.

(vi) The Transferor is acquiring the NEWN Shares for investment only and not with a view to resale or distribution and, in particular, the Transferor has no intention to distribute either directly or indirectly any of the Shares in the United States or to U.S. Persons.  The Transferor is acquiring the NEWN Shares as principal for the Transferor’s own account, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof, in whole or in part, and no other person has a direct or indirect beneficial interest in such NEWN Shares.

(vii) No person has made to the Transferor any written or oral representations:

a)	that any person will resell or repurchase any of the NEWN Shares;

b)	that any person will refund the purchase price of any of the NEWN Shares;

c)	as to the future price or value of any of the NEWN Shares; or

d)
that any of the NEWN Shares will be listed and posted for trading on any stock exchange or automated dealer quotation system or that application has been made to list and post any of the NEWN Shares of the Company on any stock exchange or automated dealer quotation system.

(viii) The Transferor has such knowledge and experience in financial and business matters as to enable such Transferor to understand the nature and extent of the risks involved in acquiring the NEWN Shares. Transferor is fully aware that such investments can and sometimes do result in the loss of the entire investment. Transferor has engaged his/her own counsel and accountants to the extent that such Transferor deems it necessary.  Transferor has had access to all of the Company’s filings under the Securities Exchange Act of 1934, as amended, on the Commission’s Edgar system.

D.	Any information related to the Company’s assets, debts and operation situation which transferor disclosed to transferee is true and there is no missing part.

E.	The Transferee guarantees that this transaction has been approved by the relevant authorities and that Transferee has the ability to pay the relevant transaction fee.

4.	Time for Company’s ownership transfer and registration change

A.
Transferor will transfer the ownership of the Company to transferee within 5 days after this agreement is signed. This will include the Company licenses, stamps, materials, plant and all other Company’s assets, none of which shall be concealed from Transferee.

B.
Upon the signing of this Agreement, both parties should apply for legalization together. Within 3 business days after legalization, both parties should cooperate to complete the equity change in registration.

5.	Processing of the Company’s original debt

A.	The Company’s debts which occurred before this transfer shall continue to be borne by the Company and shall not be borne by Transferors upon the closing of this Agreement.

B.
If Transferee incurs any loss due to Transferor’s concealment of any pre-existing debts that were not disclosed prior to the execution of this Agreement, Transferee is entitled to recourse against the Transferors.

6.	Breach of agreement

A.
Transferee should make Purchase Price timely in accordance with the terms of this Agreement. Each day that payment of the Purchase Price is postponed, Transferee should pay 0.5% of the Purchase Price as penalty;

B.
If Transferor does not implement the transfer of the Company and the related equity transfer in accordance with the time periods set forth in this Agreement, Transferors shall, in the aggregate, pay USD$1,470 to Transferee as penalty for each day that the transfer of the company and the related equity is postponed.  The breakdown of such penalty payment(s) to be borne by each of the Transferors shall be separately decided amongst the Transferors.

7.	Effective

The agreement will enter into effect after signed by shareholders of transferors and sealed by transferee and notarized. There are 20 copies of this agreement, each party will hold two copies, notarization and registration association will hold one each.

8.	Dispute Resolution

Any dispute of this agreement, both parties should engage in friendly consultations. If consultations fail, the case will be judged by Shenzhen Arbitration Commission. The result will be final and have legal effect.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year set forth below.

Signature by Transferor:

/s/ Di Ruan
/s/ Qiong Xiong
/s/ Qiongqiong Wang
/s/ Wei Gong
/s/ Feng Cheng
/s/ Yijie Li
/s/ Chunfeng Zhang
/s/ Xiaowei Wang

Transferee: Shenzhen Anytone Technology Co., Ltd
By:	/s/ Weihe Yu
Name: Weihe Yu
Title:

For purposes of Section 2: New Energy Systems Group
By:	/s/ Nian Chen
Name: Nian Chen
Title:

Date:  November 10, 2010

Schedule A

Name	% of Registered Capital Stock of Shenzhen Kim Fai Solar Technology Co., Ltd.	Cash (USD)	Number of Common Shares of New Energy Systems Group
Di Ruan	9%	$1,170,000	172,194
Qiong Xiong	14%	$1,820,000	267,857
Qiongqiong Wang	14%	$1,820,000	267,857
Wei Gong	7%	$910,000	133,929
Feng Cheng	14%	$1,820,000	267,857
Yijie Li	14%	$1,820,000	267,857
Chunfeng Zhang	14%	$1,820,000	267,857
Xiaowei Wang	14%	$1,820,000	267,857
Total	100%	$13,000,000	1,913,265